Exhibit 99.1

Plains Exploration & Production Company

700 Milam, Suite 3100

Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Vice President - Investor Relations
713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP ANNOUNCES NON-STRATEGIC ASSET SALES

AND EXECUTIVE PROMOTIONS

Houston, Texas – June 28, 2006 – Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) announced today non-strategic asset sales and promotions within its executive management team.

NON-STRATEGIC ASSET SALES

PXP announced today its intention to divest certain non-strategic oil and gas properties located primarily in California and Texas. High commodity prices and an active asset market prompted PXP to initiate the divestiture plan. PXP believes this environment provides a unique opportunity to capture asset value currently unrecognized by the equity markets. The Company intends to realize in excess of approximately $1.0 billion from a combination of the sale proceeds and free cash flow for the remainder of the year. It intends to use such proceeds to ensure financial flexibility by reducing debt and to deliver near-term value to shareholders by repurchasing shares.

The properties included in the divestment plan currently produce approximately 8,000 barrels of oil equivalent per day. Certain properties to be offered include Buena Vista and Mt. Poso Fields in the San Joaquin Valley, Sansinena Field in the Los Angeles Basin and Pakenham Field in West Texas. The sales will be conducted in a combination of negotiated and auction transactions and are expected to close during the fourth quarter of 2006. PXP will retain Lehman Brothers and Randall & Dewey, a division of Jefferies & Company, to assist in the sales process.

EXECUTIVE PROMOTIONS

PXP is pleased to announce the promotion of two of its Vice Presidents, Winston M. Talbert and Doss R. Bourgeois, to Executive Vice President.

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Winston M. Talbert has been promoted to Executive Vice President and Chief Financial Officer. Mr. Talbert joined PXP in 2003 as Vice President Finance & Investor Relations and in 2004 he became Vice President Finance & Treasurer. Prior to joining PXP, Mr. Talbert was Vice President and Treasurer at Ocean Energy, Inc. from 2001 to 2003 and Assistant Treasurer from 1999 to 2001.

Doss R. Bourgeois has been promoted to Executive Vice President-Exploration and Production. Most recently Mr. Bourgeois was PXP’s Vice President of Development, directing the operations of PXP’s three business units. He has been with PXP since leaving Ocean Energy, Inc. in 2003 where he worked for approximately 10 years as Vice President-Production from 1993 to 2003.

Thomas M. Gladney resigned as Executive Vice President-Exploration and Production and plans to pursue private exploration and production ventures not in competition with the Company.

2006 OUTLOOK

The Company estimates that sales volumes for the second quarter will be between 61,000 and 62,000 barrels of oil equivalent per day. For the second half of 2006 PXP estimates that sales volumes will range between 63,000 – 68,000 barrels of oil equivalent per day. The Company reaffirms the remainder of its previously issued guidance.

CONFERENCE CALL

PXP will host a conference call today June 28, 2006 at 10:00 a.m. Central to discuss these developments and other forward-looking items. Investors wishing to participate may dial 1-800-567-9836 or 1-973-935-8460. The replay will be available through July 12, 2006 and can be accessed by dialing 1-877-519-4471 or 1-973-341-3080, Replay ID: 7570918.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

* reserve and production estimates,

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* oil and gas prices,

* the impact of derivative positions,

* production expense estimates,

* cash flow estimates,

* future financial performance,

* planned capital expenditures, and

* other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2005, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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